Exhibit 10.10

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

DEVELOPMENT AND COMMERCIAL LICENSE AGREEMENT

By and among

STARTON THERAPEUTICS, INC.

and

HAISCO PHARMACEUTICAL GROUP CO., LTD

 i

LIST OF EXHIBITS

Exhibit A - Licensed Patents
Exhibit B - Form Invoice
Exhibit C - Proof of Concept Study Protocol

 ii

DEVELOPMENT AND COMMERCIAL LICENSE AGREEMENT

This DEVELOPMENT AND COMMERCIAL LICENSE AGREEMENT (together with all Exhibits, this “Agreement”) is entered into on this 10th day of February, 2021 (the “Effective Date”), by and among STARTON THERAPEUTICS, INC., a Delaware corporation with its principal place of business at 215 College Road, Suite 300, Paramus, New Jersey 07652 (“Starton”), and HAISCO PHARMACEUTICAL GROUP Co., Ltd., a corporation incorporated under the laws of the People’s Republic of China with its principal place of business at No. 136 Baili Road CNSTP, Wenjiang District, Chengdu, Sichuan Province 611130 (“Haisco”). Haisco and Starton may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Starton has developed a proprietary transdermal delivery system of olanzapine known as the STAR-OLZ multi-day transdermal patch deli very system ( the “Product,” as further defined herein);

WHEREAS, Haisco is a pharmaceutical company with development and commercialization expertise in China (the “Territory,” as further defined herein); and

WHEREAS, Starton and Haisco desire to establish a collaboration whereby the Parties will develop and Haisco will commercialize the Product in the Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I. DEFINITIONS

The following term as used in this Agreement will have the meanings set forth in this ARTICLE I:

1.1 Abandoned Patent” has the meaning set forth in Section 6.2.1(b).”

1.2 Affiliate” means any Person that controls, is directly or indirectly controlled by, controlling, or is under common control with a Party or a parent company that owns a Party as an affiliate. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means the direct or indirect ownership of at least fifty percent (50%) of the shares or other equity interests of the subject entity entitled to vote in the election of directors, or in any case of an entity that is not a corporation, for the election of the corresponding managing authority.

1.3 Anti-Corruption Laws” has the meaning set forth in Section 7.3.3(a).

1.4 Arbitration Notice” has the meaning set forth in Section 11.2.1.

1.5 Arbitrators” has the meaning set forth in Section 11.2.2.

1.6 Agreement” has the meaning set forth in the preamble.

1.7 Alliance Manager” has the meaning set forth in Section 2.1.

1.8 Background IP” means, with respect to each Party, Intellectual Property Controlled by such Party or its Affiliates or developed or created by such Party or its Affiliates prior to the Effective Date or independently of this Agreement.

1.9 Bankruptcy Laws” has the meaning set forth in Section 12.13.

1.10 Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Chengdu, the People’s Republic of China are authorized or required by applicable Law to close.

1.11 Calendar Quarter” means the of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any Calendar Year, except that the first Calendar Quarter of the Term will commence on the Effective Date and the last Calendar Quarter will end on the last day of the Term.

1.12 Calendar Year” means: (a) for the fust Calendar Year during the Term, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs; (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term; and (c) each interim period of twelve (12) months commencing on January l and ending on December 31.

1.13 Claim” has the meaning set forth in Section 9.1.

1.14 Chinese Accounting Standards” means the accounting standards that are issued by the Ministry of Finance of People’s Republic of China from time to time.

1.15 Clinical Trial” means a clinical study conducted on certain numbers of human subjects (depending on the phase of the trial) that is designed to: (a) establish that a product for the treatment of human diseases and conditions is reasonably safe for continued testing; (b) investigate the safety and efficacy of the product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the product in the dosage range to be prescribed; or (c) support Marketing Approval or Reimbursement Approval of such product or label expansion of such product.

1.16 CMC” has the meaning set forth in Section 4.1.

1.17 CMO” means a Third Party contract Manufacturing organization.

1.18 Commercialization” means any and all activities directed to the marketing promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported or other commercialization of a pharmaceutical product, but excluding activities directed to Manufacturing or Development. “Commercialize”, “Commercializing”, and “Commercialized” have correlating meanings.

1.19 Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party to Develop or Commercialize Product, the level of efforts and expenditure of resources required to accomplish such objective consistent with the level of resources and efforts that such Party would normally use to accomplish a similar objective under similar circumstances, for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its Development or product life, taking into account all relevant scientific, technical, regulatory and commercial factors, including efficacy, safety, approved labeling, product profile, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, profitability (including pricing and reimbursement) and the likelihood of Marketing Approval given the regulatory structure involved.

1.20 Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties dated May 15, 2020.

1.21 Confidential Information” means all non-public, confidential or proprietary information that is disclosed by or on the behalf of a Party (in such capacity, “Discloser”) to the other Party (in such capacity, “Recipient”) or its Representatives that is either: (a) marked or identified as proprietary or confidential at the time of disclosure; (b) if disclosed orally or visually, followed up with a written description of such information within thirty (30) days after disclosure; or (c) of such a nature that would be considered by a reasonable person to be confidential or proprietary. All information disclosed by a Party pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information hereunder.

1.22 Control” or “Controlled” means, with respect a Person and any Know-How, Patent or other intellectual property rights, that such Person has the ability (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use under such Know-How, Patent, or other intellectual property rights.

1.23 Cover” means, with respect to any Patent and a product, that such Patent would, but for the licenses granted under this Agreement, be infringed by the Development, Manufacture, or Commercialization of the applicable product; in each case in the applicable country in the Territory. which any such activity occurred. “Covering” and “Covered by” have correlating meanings.

1.24 Damages” has the meaning set forth in Section 9.1.

1.25 Defense Election Notice” has the meaning set forth in Section 9.3.1.

1.26 Development” means all internal and external research, development, and regulatory activities related to pharmaceutical products, including: (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, CMC activities, and Clinical Trials; and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Marketing Approval of a pharmaceutical product and interacting with Regulatory Authorities following receipt of Marketing Approval in the applicable country or region for such pharmaceutical product regarding the foregoing, but excluding activities directed to Manufacturing or Commercialization. “Development” includes development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical product after receipt of Marketing Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Marketing Approval or any Clinical Trial to be conducted after receipt of Marketing Approval that was mandated by the applicable Regulatory Authority as a condition of such Marketing Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Marketing Approval for a pharmaceutical product in such region). “Develop,” “Developing,” and “Developed” have correlating meanings.

1.27 Development Supply” has the meaning set forth in Section 4.2.1.

1.28 Discloser” has the meaning set forth in Section 1.19.

1.29 Dispute” has the meaning set forth in Section 11.1.

1.30 Election Time Period” has the meaning set forth in Section 9.3.1.

1.31 FCPA” means the Foreign Corrupt Practice Act, as amended (15 U.S.C. §§ 78dd et. seq.).

1.32 FDA” means the U.S. Food and Drug Administration or any successor agency or agencies thereto.

1.33 FDCA” means the U.S. Food, Frug and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.).

1.34 Field” means all human health.

1.35 ’First Commercial Sale” means the first sale for monetary value for use or consumption by the end user of Product in the Territory after Marketing Approval for Product has been obtained in such country. Sales prior to receipt of Marketing Approval for such Product, such as so-called “treatment-IND sales,” “named patient sales,” and “compassionate use sales,” will not be construed as a First Commercial Sale.

1.36 Force Majeure” has the meaning set forth in Section 10.4.1.

1.37 Generic Product” means a product comprising: (a) olanzapine as the active pharmaceutical ingredient, (b) a multi-day patch for delivery of the active pharmaceutical ingredient and (c) with the Lead Indication included in the labeled indication(s).

1.38 GMP Development Batches” means the U.S. manufacturing batches planned and required for Development.

1.39 Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

1.40 Haisco Indemnitees” has the meaning set forth in Section 9.1.

1.41 Haisco IP” has the meaning set forth in Section 6.1.2.

1.42 IND” means any investigational new drug application, Clinical Trial application, Clinical Trial exemption or similar or equivalent application or submission (including investigator-initiated applications) for approval to conduct human Clinical Trials filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.43 Indemnitee” has the meaning set forth in Section 9.3.1.

1.44 Indemnitor” has the meaning set forth in Section 9.3.1.

1.45 Indication” means each separate and distinct disorder, disease, or condition for which Marketing Approval is obtained for Product.

1.46 Invented” means with respect to Invention : (a) with respect to any patentable Invention, such Invention is “invented” as determined in accordance with US Patent law; (b) with respect to any copyrightable Invention, such Invention is “authored” as determined in accordance with US copyright law, the PRC copyright law, or any foreign equivalent thereof under any other jurisdiction; or (c) with respect to all other Invention, such intellectual property is first developed, created or otherwise established. “Invent”· has correlating meaning.

1.47 Invention” means any process, method, utility, formulation, composition of matter, article of manufacture, material, creation. discovery or finding, Know-How (as defined in Section 1.52) or any improvement thereof, that is made, conceived, discovered, or otherwise generated.

1.48 Intellectual Property” means all Patent rights, rights to Inventions, copyrights, design rights, trademarks, trade secrets, Know-How and all other intellectual property (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.49 Improvements” means, with respect to any Invention, any and all improvements, enhancements, modifications, revisions or other derivative works thereof, regardless of whether any portion thereof is or may be validly copyrighted, patented, or protected as a trade secret.

1.50 Joint Invention” has the meaning set forth in Section 6.1.

1.51 Joint Patent” has the meaning set forth in Section 6.1.

1.52 Know-How” means any data, results. technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trad secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise, software, algorithms, regulatory dossiers and submissions, dosing information, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), Manufacturing know-how and data, analytical and quality control data, stability data, clinical study data, other study data and procedures.

1.53 Knowledge” means knowledge of directors, officers and key employees of the specified Party; in each case, after performing reasonable inquiry of the Representatives of the specified Party having responsibilities with respect to the relevant subject matters.

1.54 Law” means all laws, statutes , rules, regulations, ordinances, orders, judgments and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including all such laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements pertaining to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, including the FDCA and the FCPA and their implementing regulations and all foreign equivalents thereof.

1.55 Lead Indication” means treatment of chemotherapy induced nausea and vomiting.

1.56 Licensed Patents” means all Patents that Cover the Product and any Improvements thereto that are Controlled by Starton as of the Effective Date or during the Term. Licensed Patents includes all Patents within the Starton IP and the Patents set forth in Exhibit A.

1.57 Manufacture” means activities directed to raw material procurement, testing, manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical product, placebo, or comparator agent, as the case may be, including formula and process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, validation, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” has correlating meaning.

1.58 Marketing Approval” means, with respect to a given product for the treatment of human disease and conditions in a given country or regulatory jurisdiction, the registrations, authorizations and approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction (including the FDA and NMPA) that are necessary to market, sell or otherwise Commercialize such product in such country or regulatory jurisdiction.

1.59 Milestone Payment” means any payment required to he made pursuant to Sections 5.2.

1.60 NMPA” means China’s National Medical Products Administration or any successor agency thereto in China having substantially the same function.

1.61 Net Sales Definition.

1.61.1 Net Sales” means, with respect to Product, the gross income derived by Haisco and its Affiliates and Sublicensees for sales or transfer of such Product in the Field in the Territory to unaffiliated Third Parties (including distributors and end users). less the following deductions to the extent such deductions (A) are borne by Haisco, its Affiliates or Sublicensees and (B) are consistent with the accounting standards of Haisco:

(a) trade, quantity or cash discounts, charge-back payments, allowances or rebates to the extent actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to governmental or managed care organizations;

(b) credits or allowances given or made with respect to Products by reason of rejection, defects, recalls, returns, rebates, retroactive price reductions that do not exceed the original invoice amount and are specifically allocable to such Product;

(c) any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or relevant surtax or government charge, but excluding any income tax) levied on the sale, importation, exportation, transportation or delivery of a Product and borne by the seller thereof that is not reimbursed by any Third Patty;

(d) any invoiced charges to unaffiliated third parties for freight, postage, shipping, insurance or transportation of Products actually paid; and

(e) any administrative fees paid to group purchasing organizations or managed care entities for sale of Products.

Net Sales includes the fair market value of any non-cash consideration from sale of Products received by Company, its Affiliates or Sublicensees. Products are considered “sold” or “transferred” when billed, invoiced, or full payment is received, whichever occurs first.

Notwithstanding the foregoing, amounts received or invoiced by Haisco or its Affiliates or Sublicensees for the sale of Products among Haisco and its Affiliates and Sublicensees shall not be included in the computation of Net Sales hereunder.

Notwithstanding the foregoing, Net Sales shall not include any amounts invoiced for sales of Products supplied for use in clinical trials or Regulatory Filings, or under early access, compassionate use, named patient, indigent access, patient assistance or other similar reduced pricing programs.

All calculations set forth in this Section 1.61 will be determined in accordance with Chinese Accounting Standards on a basis consistent with Haisco’s and its Affiliates’ annual financial statements.

1.62 Party” and “Parties” have the meaning set forth in the preamble.

1.63 Patent” means: (a) unexpired and currently in force letters patent (or other equivalent legal instrument), including utility and design patents, and including any extension, substitution, registration, confirmation, reissue, re-examination, supplementary protection certificate or renewal thereof; (b) applications for letters patent, a provisional application, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending at any time during the Term of this Agreement before a government patent authority; and (c) all foreign or international equivalents of any of the foregoing in any country.

1.64 Patent Term Extensions” has the meaning set forth in Section 6.3.

1.65 Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, association or other entity.

1.66 Phase III Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities or applicable Law in the Territory.

1.67 Placebo” means all products comprising the same, or a substantially similar combination of, inactive ingredients as the Product without the active ingredient olanzapine.

1.68 PoC Termination Refund” has the meaning set forth in Section 5.1.2.

1.69 Product” means the finished drug products comprising or containing olanzapine and a multi-day transdermal patch delivery system, known as STAR OLZ, that: (a) are Covered by the Licensed Patents in the Territory; and (b) incorporate, use or are made with the use of the Starton Technology, or any part thereof (other than the Licensed Patents).

1.70 Product Infringement” has the meaning set forth in Section 6.5.1.

1.71 Proof of Concept Study” has the meaning set forth in Section 5.1.2.

1.72 Recipient” has the meaning set forth in Section 1.21.

1.73 Regulatory Authority” means any national, supra national, regional, state or local regulatory authority, department, bureau, commission, council or other Governmental Authority (including the FDA and NMPA) that is responsible for overseeing the Development, use, Manufacture, transport, storage or Commercialization of Product.

1.74 Regulatory Filings” means any application for IND, Drug Master File (“DMF”) numbers or Marketing Approval, any application for Reimbursement Approval, and any notification or other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to Develop (including to conduct Clinical Trials), use, Manufacture, transport, store or Commercialize a particular product for the treatment of human diseases and conditions in a particular country or regulatory jurisdiction, whether made before or after receipt of Marketing Approval in the country or regulatory jurisdiction. The term “Regulatory Filings” will include all amendments, supplements, changes and supplements of changes to any of the foregoing, including but not limited to manufacturing process, specification , expiry date , and all proposed labels, labeling, package inserts, monographs and packaging for Product in a particular country.

1.75 Regulation Milestone(s)” has the meaning set forth in Section 5.2.

1.76 Reimbursement Approval” means with respect to a particular country or regulatory jurisdiction, any pricing and reimbursement approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction for Product in such country or regulatory jurisdiction at the relevant time. For the avoidance of doubt, Reimbursement Approval shall include the listing of a certain product in the Reimbursement Drug List (“RDL”).

1.77 Representatives” means the employees. contractors, representatives and agents of the specified Person.

1.78 Royalty Term” means the period commencing on First Commercial Sale and ending upon the earlier of: (i) the last to expire Valid Claim that Covers Product in the Territory; or (ii) the termination or expiration of this Agreement.

1.79 Sales Report” means, with respect to each Calendar Year, a report detailing for such Calendar Y car: (a) the amount of Net Sales of the Product in the Territory in RMB Yuan; (b) a calculation of the royalty payment due on such Net Sales; and (c) the exchange rates and dates used to convert any amounts to U.S. Dollars, as applicable.

1.80 SIAC Rules” has the meaning set forth in Section 11.2.1.

1.81 Starton” has the meaning set forth in the preamble.

1.82 Starton Development Program” has the meaning set forth in Section 4.1.1.

1.83 Starton Indemnitees” has the meaning set forth in Section 9.2.

1.84 Starton JP” has the meaning set forth in Section 6.1.2.

1.85 Starton Technology” means: (a) the Licensed Patents; and (b) any Know-How Controlled by Starton as of the Effective Date or during the Term, including Know-How within the Starton IP, that is necessary for the Development, Manufacturing or Commercialization of the Product in the Field in the Territory.

1.86 Sublicense” means any sublicense of the rights granted under Section 3.2.

1.87 Sublicensee” means, with respect to Haisco, any Third Party to which Haisco grants a Sublicense.

1.88 Tax” or “Taxes” means any present m future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes include VAT.

1.89 Term” has the meaning set forth in Section 10.1.

1.90 Territory” means the People’s Republic of China, but excluding Hong Kong, Macau and Taiwan.

1.91 Third Party” means any Person other than Starton and Haisco and their respective Affiliates.

1.92 Upfront Fee” has the meaning set forth in Section 5.1.

1.93 U.S.” means the United States of America, its territories and possessions.

1.94 USD” means U.S. Dollars.

1.95 Valid Claim” means any: (a) unexpired claim in an issued unexpired patent; or (b) any claim of a patent application that has been pending for no more than four (4) years from the earliest date to which such claim is reasonably entitled to make a claim of priority within the Licensed Patents; in the case of either (a) and (b), that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable, or invalid by a court of competent jurisdiction in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal.

1.96 VAT” means value added taxes.

ARTICLE II. GOVERNANCE

2.1 Alliance Managers. Promptly after the Effective Date, each Party will appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and will facilitate all such activities hereunder and will be responsible for progressing the alliance activities, otherwise facilitating communication and being the first line of dispute resolution. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, will be promptly provided to the other Party in accordance with Section 12.4. Each Party will provide its Alliance Manager with sufficient resources for the Alliance Manager to perform his or her role under this Agreement.

2.2 Joint Steering Committee. No later than five (5) days following the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to monitor and coordinate the Development and Commercialization of Products in the Field in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of two (2) representatives for each Party. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development and Commercialization of Products in the Field in the Territory; (iii) review and discuss the progress of the Regulatory Approvals and Regulatory Filings for Products in the Field in the Territory, including discussing relevant CMC information. Notwithstanding the above mentioned roles, JSC shall be solely advisory and not have any decision-making authority. For the avoidance of doubt, Haisco shall have the sole decision-making authority regarding the Development and Commercialization for the Product in the Field in the Territory, but only to the extent that any such decision docs not have an adverse effect on the Development or Commercialization of the Product outside the Field in the Territory, or inside or outside the Field outside the Territory.

ARTICLE III. LICENSES

3.1 License. Subject to the terms and conditions of this Agreement, Starton hereby grants to Haisco the sole and exclusive, transferable (solely in accordance with Section 12.1), sublicensable (in accordance with Section 3.2), royalty-bearing (in accordance with Section 5.3) right and license under the Starton Technology and under Starton’s interest in the Joint Inventions and Joint Patents (a) to Develop and Commercialize the Product in the Field in the Territory. And (b) to Manufacture Product in the United States or in the Territory, but in each case solely for Developing and Commercializing Product in the Territory.

3.2 Sublicenses. Subject to the terms and conditions of this Agreement, Haisco will have the right to grant Sublicenses, in whole or in part, subject to the prior written consent of Starton, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the prior written consent of Starton is hereby waived if and to the extent Haisco: (i) grants to its Affiliate(s) such Sublicensee, or (ii) entrusts certain activities related to Development of the Product to Third Party contract research organizations (the “CROs”) and grants such Sublicense to the CROs to the extent necessary or appropriate for them to conduct the entrusted activities, or (iii) entrusts certain activities related to Commercialization of the Product to Third Party distributors, sub-distributors or sales agents (the “Distributors”) and grants such Sublicense to the Distributors to the extent necessary or appropriate for them to conduct the entrusted activities (collectively, the “Permitted Sublicenses”). Prior to the execution of any proposed Sublicense other than the Permitted Sublicenses, Haisco will furnish to Starton a summary of such proposed Sublicense for review; provided, that Haisco may redact from each such Sublicense agreement provisions that are not relevant to Haisco’s performance hereunder. All Sublicenses must be in writing and be consistent with the terms and conditions of this Agreement, and will include confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties, the Starton Technology and Starton’s Confidential Information, as those set forth in this Agreement. Notwithstanding any such Sublicense, Haisco will remain responsible for the performance of its obligations under this Agreement to the same extent as if such activities were conducted by Haisco and for any payments due hereunder with respect to any activities of any Sublicensee.

3.3 Retained Rights. Notwithstanding Section 3.1 above, Starton retains all rights to the Product outside the Territory and can Develop, Manufacture and Commercialize the Product outside the Territory, subject to the right of Haisco to Manufacture Product in the United States or in the Territory solely for Developing and Commercializing Product in the Territory; provided however, that to the extent the activities of Starton, its Affiliate(s) or sublicensee(s) to Develop, Manufacture or Commercialize the Product outside the Territory adversely affects or is reasonably expected to adversely affect the right to Develop, Manufacture or Commercialize the Product by Haisco in the Territory, the Parties shall negotiate in good faith a resolution.

3.4 No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any Intellectual Property, whether by implication, estoppel, or otherwise. Other than the license rights that are expressly granted under this Agreement.

ARTICLE IV. DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

4.1 Development.

4.1.1 General. Starton will be responsible for the Development of Product outside of the Territory, including the Development of: (a) a clinical Development program for obtaining Marketing Approval for the Lead Indication in the United States (the “Starton Development Program”); and (b) the Development of required chemistry, manufacture and control (“CMC”) information and related Regulatory Filings outside of the Territory.

4.1.2 Information Sharing.

(a) Promptly after the Effective Date, Starton shall provide to Haisco, and shall use Commercially Reasonable Efforts to cause any Third Parties to provide to Haisco, the following documentation no later than [***] after the Effective Date: (a) all documentation relating to the Starton Development Program, to the extent relevant to obtaining IND approvals, DMF numbers and Marketing Approval for the Lead Indication in the Territory, including without limitation, complete INDs and NDAs in the FDA Common Technical Documents format, DMF Numbers and the open part of such DMFs, including all CMC Data covering olanzapine drug substance, excipients, drug Product, packaging materials, manufacturing processes, specifications, analytical procedures, release and stability testing, and nonclinical safety related data and clinical data contained therein; and (b) all CMC documentation and Regulatory Filings relating to Product and its Development outside of the Territory to the extent relevant to obtaining IND approvals and Marketing Approval in the Territory; [***]. With respect to both (a), (b) and raw data relating to Product and its Development, Starton shall provide updates to Haisco promptly, but in no event more than [***] after the end of each Calendar Quarter during the Term. For the avoidance of doubt and without limiting the generality of the foregoing, with respect to interim documentation and raw data, which will be provided to Haisco through virtual data room or otherwise as agreed by the Parties, Haisco agrees not to compile such interim documentation or raw data in any Regulatory Filings in the Territory. In addition to the information sharing described above, which shall be at Starton’s expense, Starton shall use Commercially Reasonable Efforts to assist Haisco in making Regulatory Filings in the Territory at Haisco’s expense.

(b) In the event any DMFs required to Manufacture the Product are possessed and controlled by third party(ies) (collectively, the “DMFs Holders” and each individually, a “DMFs Holder”), and to the extent such DMFs have been submitted to the competent health authorities of the United States for regulatory approval of the Product or are otherwise required to support application of the Marketing Approval in the Territory, Starton shall, within [***] after the Effective Date, request all the DMFs Holders of such DMFs to complete their provision of copies of any and all such DMFs to Haisco as necessary to support Marketing Approval of the Product in the Territory. Notwithstanding the foregoing, and only to the extent permitted by the Governmental Authority in the Territory, if any of the DMFs Holders insists on directly submitting any required DMFs to such Governmental Authority, it may directly submit such DMFs to such Governmental Authority according to related requirements of such Governmental Authority, provided that Starton shall request any such DMFs Holder to make such submission in a diligent and timely manner no later than [***] after the receipt of such request from Haisco or such Governmental Authority, so as to support successful and timely filing for Marketing Approval of the Product in the Territory.

(c) Notwithstanding the foregoing, in the event that Starton, DMF Holders or other Third Parties fail(s) to provide (or submit to the Governmental Authority, as the case may be) the information and documents listed in Section 4.1.2(a) or 4.1.2(b) which is/are required to support application of the Marketing Approval in the Territory, Haisco may terminate this Agreement with immediate effect in accordance with Section 10.2.1 and if applicable, Section 10.3.3.

4.1.3 Haisco Development in the Territory. Haisco shall be responsible for and will use Commercially Reasonable Efforts to: (a) Develop any additional CMC information required by the applicable Regulatory Authority in the Territory; and (b) manage a Development program (the “China Development Program”), which will (i) take into account any relevant information from the Starton Development Program, (ii) include all Clinical Trials of Product required for Lead Indication in the Territory, and (iii) otherwise be designed to obtain Marketing Approval of the Product for the Lead Indication in the Territory. Haisco shall be the holder of all Marketing Approvals of the Product in the Territory unless prohibited by the applicable Laws. Haisco will be responsible for all costs associated with (x) managing the China Development Program in the Territory, including all Clinical Trials and (y) conducting all activities associated with obtaining Marketing Approval of the Product for the Lead Indication in the Territory.

4.2 Manufacture.

4.2.1 Manufacture and Supply for use in Development.

(a) Starton will select one or more qualified CMOs, each of which complies with all U.S. cGMP standards and is in good standing with the FDA, to Manufacture and supply Product and Placebo for use in Development or Regulatory Filing by Haisco in the Territory and Starton will use Commercially Reasonable Efforts to cause such CMO(s) to supply such Placebo and Product, which is in compliance with FDA regulatory requirements, directly or through Starton to Haisco for use in connection with any Development or Regulatory Filing in the Territory (collectively, the “Development Supply”). Starton shall ensure that the Development Supply are in compliance with FDA regulatory requirements and are supplied to Haisco as set forth in and subject to Section 4.2.1(b). Starton shall use Commercially Reasonable Efforts to cause the CMO(s) that Manufacture and supply Product for use in the Territory to permit Haisco or Government Authorities of the People’s Republic of China to conduct inspections or audits of the CMO(s) relating to Products Manufactured for sale or use in the Territory.

(b) Starton will provide the following Development Supply and Placebo at no cost to Haisco on an Ex Works (“EXW”) Incoterms 2020 basis to the facility designated by Starton in advance in writing, provided that the requested Development Supply can be supplied from the GMP Development Batches and, accordingly, will have the same expiry date of the GMP Development Batches: (i) such amount of Product and Placebo for conducting Clinical Trials as set forth in China Development Program and agreed to by Starton; and (ii) [***] of Product and Placebo for registration purposes, in each case, as set forth below. The required delivery date for each such order shall be as set forth in the China Development Program so long as such delivery date is no earlier than [***] after the date such order is accepted by Starton. To the extent such order is consistent with this Agreement, Starton shall accept each such order upon receipt, which shall be a firm and non-cancellable, legally binding commitment on the part of Haisco to order, and on the part of Starton to Manufacture and supply (or cause to Manufacture and supply), the quantity of Product and Placebo set forth therein. Haisco will keep Starton informed of the correspondence with NMPA concerning the required timing, sizes and requirements of Development Supply, and will provide a forecast of the Development Supply in a timely manner based on such correspondence with NMPA. Notwithstanding the foregoing, in the event the requested amount of the Development Supply exceeds the amount as set forth in this Section 4.2.1(b), or the shelf-life requirements for the Development Supply fall outside of the expiry of the existing GMP Development Batches, then the required Development Supply will be supplied to Haisco from new GMP Development Batches manufacture specifically for Haisco and to be paid for by Haisco at the fully burdened manufacturing cost (as supported by reasonable evidence such as contracts or invoice subject to reasonable redaction, which shall be provided to Haisco) that is reasonable and has been approved by Haisco in writing in advance, which shall include all reasonable acquisition costs incurred by Starton (including any CMO costs or fees) plus any reasonable internal costs incurred by Starton (including costs associated with analytical testing and release of Product or Placebo , as applicable), on an EXW Incoterms 2020 basis to the facility designated by Starton in writing in advance. For the avoidance of doubt, Development Supply to Haisco from such new GMP Development Batches shall also be delivered on or prior to the delivery date as set forth in the China Development Program so long as such delivery date is no earlier than sixty (60) Business Days after the date such order is accepted by Starton,

(c) Within [***] after receipt of China Development Program, Starton shall submit to Haisco a corresponding good faith Manufacturing plan covering the Development Supply.

(d) The Product for Development Suppl y shall be supplied to Haisco within [***] of final product release and have a shelf life to be agreed by the Parties, which shall be commensurate with the shelf life as currently determined by Starton.

4.2.2 Manufacture for Commercial Supply.

(a) Before Haisco enters into separate commercial supply agreement(s) with the CMO(s) as set forth in Section 4.2.2(b) or such Manufacture is fully transferred to the Territory pursuant to Section 4.2.2(c) (whichever is earlier), and for a period not to exceed [***] from Commercial Launch in the Territory, Starton will supply the same FDA Approved Product as is supplied to the U.S. market for Commercialization in the Territory and Haisco will be responsible for any modifications specific to the Territory (“Commercial Supply”). Within a reasonable time prior to the commercial launch of the Product in the Territory, Haisco will provide Starton with the first rolling forecast of its anticipated orders of Commercial Supply for the period commencing on the date of the first commercial launch until the last day of the [***] of the first commercial launch. Thereafter and before Haisco enters into separate commercial supply agreement(s) with the CMO(s) as set forth in Section 4.2.2(b) or such Manufacture is fully transferred to the Territory pursuant to Section 4.2.2(c) (whichever is earlier), at least [***] prior to the first day of each Calendar Quarter, Haisco will provide Starton with a rolling forecast of its anticipated orders of Commercial Supply for each Calendar Quarter of the following [***]. The first [***] of each forecast shall be a firm and non-cancellable, legally binding commitment on the part of Haisco to order, and on the part of Starton to Manufacture and supply (or cause to Manufacture and supply), the quantity of Product set forth therein. The required delivery date for each such order shall be no earlier than [***] after the order is accepted by Starton for orders that can be completely fulfilled from inventory, or [***] after the date such order is accepted by Starton for orders that require production of a new batch of Product. Starton shall use Commercially Reasonable Efforts to cause the CMO(s) that Manufacture and supply Product for use in the Territory to permit Haisco or Government Authorities of the People’s Republic of China to conduct inspections or audits of the CMO(s) relating to Products Manufactured for sale or use in the Territory.

(b) Upon prior written notice to Starton, Haisco may negotiate directly with a CMO engaged by Starton in the United States to Manufacture and supply Product for Commercialization in the Territory. Starton will support such negotiations with the CMO in the United States, including by providing United States supply price information to Haisco to the extent allowed under applicable Laws, unless and until such Manufacture is fully transferred to the Territory pursuant to Section 4.2.2(c). Starton will: (i) use Commercially Reasonable Efforts to support Haisco in obtaining the same per patch supply price for all Product, provided the Product is identical for the Territory and the United States; and (ii) use Commercially Reasonable Efforts to cause such CMO(s) to permit Haisco or Government Authorities of the Territory conduct inspections or audits of the CMO(s) relating to Products. Each Party will have a separate commercial supply agreements with the CMO.

(c) During the Term, Haisco will have the right to request a technology transfer of information within the Starton Technology relating to the Manufacture of Product in order to Manufacture Product in the Territory. Starton shall support (including onsite support at Haisco’s requests) such technology transfer and shall make available all Manufacturing information in its possession, including but not limited to CMC information, summary of manufacturing process development, manufacturing process, testing and validation procedures, batch records, specifications, process information and stability information. In the event that such information is not in direct possession of Starton, Starton shall use Commercially Reasonable Efforts to cause the appropriate Third Party to provide such information to Haisco, as available.

4.2.3 Collinear Production. Before Haisco Manufactures the Product in the Territory or has established its own CMO relationship to have the Product manufactured for the Territory, Starton shall ensure that the Development Supply and Commercial Supply to Haisco are Manufactured in the same Manufacturing line with the same equipment in the same facility as the Product supplied to Starton.

4.3 Commercialization. Haisco will be solely responsible for and have sole control of all Commercialization activities for Product in the Field in the Territory, at Haisco’s sole cost and expense. Haisco will recognize revenue for all sales of the Product in the Territory in accordance with generally accepted accounting principles in the Territory. Haisco will use Commercially Reasonable Efforts to Commercialize Product.

4.4 Pharmacovigilance and Quality; Safety Data Reporting. Haisco agrees to provide safety and adverse event information for the Product, and to monitor and control the quality of Product in the Territory. The Parties agree to enter into negotiations no later than sixty (60) days after the Effective Date and use Commercially Reasonable Efforts to negotiate and execute a detailed pharmacovigilance and quality agreement (the “Pharmacovigilance and Quality Agreement”) within ninety (90) days thereafter. The Pharmacovigilance and Quality Agreement will provide for: (a) the creation of safety database for the Territory which will be jointly owned by Starton and Haisco and managed by Haisco, (b) defining the roles and responsibilities of both Parties in terms of pharmacovigilance and quality including Haisco’s management of pharmacovigilance activities related to the Product in the Territory, (c) defining the detailed safety exchange required to permit compliance by both Parties with safety reporting requirements to Regulatory Authorities and other entities in their respective territories and ensure worldwide safety surveillance. In addition, the Pharmacovigilance and Quality Agreement will establish certain quality expectations and responsibilities relating to the Manufacture, release testing and supply of the Product, and provide for the performance of quality audits. The Pharmacovigilance and Quality Agreement shall be negotiated in good faith between the pharmacovigilance and quality departments of each Party.

4.5 Diligence. Haisco will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Product for the Lead Indication in the Territory. [***] of each Calendar Year of the Term prior to the First Commercial Sale of Product, Haisco shall provide to Starton a written report describing the efforts by Haisco to meet the diligence requirements set forth in this Section 4.5.

ARTICLE V. PAYMENTS

In consideration of the licenses and other rights granted to Haisco under this Agreement, Haisco will pay Starton as set forth in this ARTICLE V.

5.1 Upfront Fee.

5.1.1 Within [***] following the later of: (x) the Effective Date, or (y) the date on which Haisco has received each of (i) the Registration Documents (as defined below), and (ii) the formal commercial invoice (the form of which is attached hereto as Exhibit B) issued to Haisco with respect to such [***], Haisco will pay to Starton a one-time, non-creditable fee equal to [***] (the “Upfront Fee”). Concurrently with the execution of this Agreement, Starton shall provide to Haisco a copy of certificate of incorporation of Starton and a copy of tax payor identity certificate of Starton (collectively, the “Registration Documents”) in order to facilitate Haisco’s filing of this Agreement with relevant Governmental Authority in the Territory for the purpose of making payments hereunder.

5.1.2 In the event that the planned Phase 1 human bioavailability study substantially in form and substance attached hereto as Exhibit C (the “Proof of Concept Study”) by Starton fails to succeed (as defined below), Haisco shall have the right to terminate this Agreement in accordance with Section 10.2.5, and in the event of such termination Starton shall refund to Haisco [***] (the “PoC Termination Refund”). [***] Any material amendment to the Proof of Concept Study as set forth in Exhibit C shall require the prior written approval of Haisco.

Success of the Proof of Concept study is defined based on achievement of the following criteria on a single 7-day administration of the Product in healthy human volunteers:

A. Plasma concentration of > 4 mcg/L between 24 -168 hours after the initial dosing: and

B. Plasma concentration at Cmax > 8mcg/L and < 20 mcg/mL

5.2 Milestones.

5.2.1 Regulation Milestones. Haisco will pay to Starton the following non-creditable, non-refundable (except as otherwise expressly provided in this Agreement) amounts for first achievement of the milestone events for Product as set forth below (each, a “Regulatory Milestone”):

Regulatory Milestone	Milestone Payment (USD)
Approval of IND in China for Lead Indication	[***]
Completion of Phase Ill Clinical Trial in the Territory where all primary endpoints for the Lead Indication are met	[***]
Receipt of Marketing Approval in the Territory for the Lead Indication	[***]

Notwithstanding the foregoing, all of the Regulatory Milestones are payable regardless of the specific Development and regulatory path for the Lead Indication pursued in the Territory, such that upon completion of any Regulatory Milestone all prior unpaid Regulatory Milestones will be deemed payable. For the avoidance of doubt, the aggregate Milestone Payments corresponding to the Regulatory Milestones total [***] upon Marketing Approval.

5.2.2 Reporting; Invoicing; Payment. Haisco will provide Starton with written notice of achievement of any of Regulatory Milestones within [***] of such event. Haisco will pay any such Milestone Payment within [***] after the later of: (x) the date of notice of achievement, or (y) the date on which Haisco has received the formal commercial invoice issued to Haisco with respect to the applicable amount.

5.3 License Royalties.

5.3.1 Royalty Payments. Haisco will pay to Starton royalty payments for the Product at the following royalty rates based on the amount of Net Sales in the Territory in each Calendar Year during the Royalty Term (the “License Royalties”):

Cumulative, Annual Net Sales of the Product (USD)	Royalty Rate
Calendar Year Net Sales of Product in the Territory up to [***]	[***]
Calendar Year Net Sales of Product in the Territory exceeding [***]	[***]
Calendar Year Net Sales of Product in the Territory in excess of [***]	[***]

For the avoidance of doubt, if Calendar Year Net Sales of the Product in the Territory equal [***], then the royalty payment owed by Haisco to Starton pursuant to this Section 5.3.1 for Product for such Calendar Year (assuming that no royalty reductions apply) would be [***], which is calculated as follows: [***]

5.3.2 Royalty Reduction.

(a) In the event that a Generic Product is commercially launched in the Territory, the royalty rates set forth in Section 5.3.1 will be reduced by [***] percentage points starting on date of such commercial launch in the Territory. To the extent more than one Generic Product is launched , no further reduction of the royalty will occur after the launch of the first Generic Product in the Territory.

(b) In the event that the Product enters into the RDL in the Territory, for reduction by every 10% of the price of the Product as compared to the price immediately prior to the listing in the RDL, the royalty rates set forth in Section 5.3.1 will be reduced by one (1) percentage points starting on the date of listing in the RDL, with a maximum reduction of two (2) percentage points for listing in the RDL. For the avoidance of doubt, if there is a Generic Product commercially launched in the Territory and the listing of the Product in RDL leads to [***] reduction in price of the Product as compared to the price immediately prior to the listing, royalty rates set forth in Section 5.3.1 will be reduced by [***] percentage points.

5.3.3 Royalty Payment Timing; Royalty Reports. Within sixty (60) days following the end of December each Calendar Year during which royalties accrue, Haisco will provide Starton with a Sales Report and any other information reasonably required by Starton for the purpose of calculating royalties and Sales Milestone payments due under this Agreement. Any royalty payments due to Starton will be paid annually, within forty-five (45) Calendar Days after the later of: (x) the date that the Sales Report is issued, or (y) the date on which Haisco has received the formal commercial invoice issued to Haisco with respect to the applicable amount. In the event that either Party determines that the calculation of Net Sales for a Calendar Year deviates from the amounts previously reported to Starton for any reason (such as, on account of additional amounts collected or Product returns), Haisco and Starton will reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.

5.3.4 Audit. Until the expiration of all royalty payment obligations hereunder and [***], Haisco will keep complete and accurate records pertaining to the sale or other disposition of Product by Haisco, its Affiliates and Sublicensees in sufficient detail to permit Starton to confirm the accuracy of License Royalties payable under this Agreement. Starton will have the right to cause an independent internationally recognized accounting firm (the “Accounting Firm”) reasonably acceptable to Haisco to audit such records for the sole purpose of confirming Net Sales and royalties for a period covering not more than [***]. The Accounting Firm will disclose to Starton only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies. No other information regarding the results of such audit will be provided to Starton without the prior consent of Haisco. Haisco may require such accounting firm to execute a reasonable confidentiality agreement with Haisco prior to commencing the audit. Such audits must be conducted during normal business hours upon reasonable prior written notice to Haisco, but no more frequently than once in the first Calendar Year after the Effective Date and no more than once per two (2) Calendar Years thereafter. No accounting period of Haisco will be subject to audit more than one time by Starton. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) will be made by the Parties to reflect the results of such audit, which adjustments will be paid promptly following receipt of an invoice therefor. Starton will bear the full cost and expense of such audit unless such audit discloses an underpayment by Haisco of [***] or more of the amount of royalties due under this Agreement, in which case Haisco will bear the full cost and expense of such audit. For the avoidance of doubt, Haisco shall not be obligated to permit Governmental Authorities outside the Territory to conduct any inspections or audits inside the Territory relating to the Products.

5.4 Taxes.

5.4.1 Responsibility. Subject to Section 5.4.2, each Party shall be responsible for its own Tax liabilities arising under this Agreement and Starton shall be liable for all of its income taxes (including interest) imposed upon any payments made by Haisco to Starton under this Agreement (“Agreement Payments”).

5.4.2 Withholding Tax. If applicable Laws require the withholding of Taxes, Haisco shall make such withholding payments in a timely manner and shall make the Agreement Payments without any deduction of such withholding payments. Haisco shall promptly (as available) submit to Starton appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Starton shall provide Haisco reasonable assistance in order to allow Haisco to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. In the event any payments are made pursuant to this Section 5.4.2, and the relevant Tax is later refunded to Starton, Starton shall pay or cause to be paid to Haisco or its designee an amount equal to such refund. For clarity, if applicable Laws require payment of any sales tax, value added tax, or similar transaction taxes on the license, sale or other transfer of Starton Technology, materials or product by Starton to Haisco pursuant to this Agreement (but for clarity, excluding any Taxes imposed or calculated on the income of Starton, its Affiliates or Third Party Sublicensees), then such taxes shall be Haisco’s responsibility and Haisco will not reduce the net payment due to Starton because of such taxes.

5.4.3 Cooperation. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible under the applicable Laws, any Taxes payable in connection with this Agreement, and shall reasonably cooperate each other in good faith in accordance with applicable Laws to minimize any Taxes in connection with this Agreement, including by claiming any exemption from any required Taxes or withholdings (or additional taxes or double taxation) and seeking any refund of Taxes paid or withheld, under any applicable Law or regulation or treaty from time to time in force.

5.5 Currency Conversion. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into U.S. Dollar. If any Chinese Yuan to US Dollar currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made based on the central parity rate of the Chinese Yuan against the USD published by the State Administration of Foreign Exchange of China on the date of payment.

5.6 Payments. All payments made to Starton pursuant to this Agreement shall be sent via electronic wire transfer, as set forth below:

Account Name: Starton Therapeutics, Inc.
Account Number: 215265957
Bank Name: JPMorgan Chase Bank
Bank ABA Number: 021000021 (SWIFT CHASUS33)
Bank Address: 2 70 Park Ave., New York, NY 10017
For credit to:

ARTICLE VI. INTELLECTUAL PROPERTY

6.1 Ownership of IP.

6.1.1 Background IP. Each Party will own all right, title and interest in and to such Party’s Background IP. For the avoidance of doubt, as between the Parties, all Intellectual Property Covering Product as of the Effective Date, both in and outside of the Territory constitutes Starton’s Background IP.

6.1.2 Improvements. Starton will own all right, title and interest in and to all Intellectual Property Covering Product and any Improvements thereto, both in and outside of the Territory, that is Invented solely by one or more Representatives of Starton after the Effective Date (“Starton IP”). Haisco will own all right, title and interest in and to all Intellectual Property Covering Product and any Improvements thereto, both in and outside of the Territory, that is Invented solely by one or more Representatives of Haisco after the Effective Date (“Haisco IP”). Haisco hereby grants to Starton a non-exclusive, transferable (only to the extent along with the transfer of other Starton Technology in accordance with Section 12. l ), sublicensable, royalty-free, fully paid up license under the Haisco IP to use in connection with the Development, Manufacture and Commercialization of Product outside of the Territory. For clarity, Starton IP are included within the scope of the license granted in Section 3.1.

6.1.3 Joint Inventions. The Parties will jointly own all Inventions made jointly by at least one Representative of each Party (“Joint Inventions”). All Patents claiming patentable Joint Inventions will be referred to herein as “Joint Patents”. For clarity, Joint Inventions are included within the scope of the license granted in Section 3.1. Except to the extent either Party is restricted by licenses granted to the other Party under this Agreement, either Party will be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

6.2 Prosecution of Patents.

6.2.1 Licensed Patents.

(a) Subject to Section 6.2.1(b), Starton will be responsible for and control the preparation, filing, prosecution and maintenance of all Licensed Patents to the extent relevant to Product in the Field in the Territory, at Starton’s sole cost and expense; provided, however, Starton will: (i) provide all information reasonably requested by Haisco with respect to such Licensed Patents; (ii) promptly notify Haisco in writing with respect to all significant developments regarding the Licensed Patents; (iii) promptly provide Haisco with a copy of each material communication from any patent authority regarding the Licensed Patents; and (iv) provide Haisco with drafts of each material filing (including draft patent applications and responses to office actions and similar filings) with respect to the Licensed Patents a reasonable amount of time in advance of the anticipated filing date and will. prior to filing, reasonably consider any feedback provided by Haisco.

(b) In the event that Starton determines not to file, maintain or continue prosecution of any Licensed Patent (an “Abandoned Patent”), Starton will provide Haisco written notice thereof at least thirty (30) days before the applicable deadline. Upon written notice by Haisco before the applicable deadline that it wishes to assume responsibility for the Abandoned Patents, Starton will : (i) transfer the existing, complete Patent files for all applicable Abandoned Patents to Haisco; (ii) file all documents necessary to transfer correspondence with the applicable patent office to Haisco; (iii) give Haisco’s patent counsel power of attorney thereto; and (iv) otherwise cooperate with Haisco in the transfer of all prosecution and maintenance responsibilities relating to the Abandoned Patent.

6.2.2 Joint Patents; Cooperation. If either Party decides to file a Joint Patent, such Party will notify the other Party of such determination and within fourteen (14) days of such notification, the Parties will discuss in good faith the joint preparation. filing, prosecution and maintenance of all patents and patent applications within the Joint Patents. Unless the Parties agree in writing on an alternative arrangement, all of the costs of the preparation, filing, prosecution and maintenance of Joint Patent Rights in the Territory shall be shared equally by the Parties. Each Party will fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of the Licensed Patents, the Haisco IP , the Starton IP and the Joint Patents.

6.3 Patent Term Extensions in the Territory. The patent counsel of each Party will discuss and recommend for which, if any, of the Licensed Patents and Joint Patents in the Territory the Parties should seek any term extensions, supplementary protection certificates, and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents (“Patent Term Extensions”) licensed to Haisco hereunder in the Territory. Haisco will have the final decision making authority with respect to applying for any such Patent Term Extensions in the Territory; provided, however, that to the extent any such application for Patent Term Extension must be filed in the name of Starton, Starton hereby grants Haisco the power to file such application on behalf of or as agent for Starton. Starton will cooperate fully with Haisco, at Haisco’s expense, in making such filings or taking any related actions, for example and without limitation. Making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension.

6.4 Registration of License. Starton agrees that Haisco may, if applicable, register its license under the Licensed Patents or Joint Patents with the Patent authorities in the Territory at Haisco’s sole cost and expense, and Starton will sign all documents and do all other acts necessary as reasonably requested by Haisco in furtherance of the foregoing.

6.5 Enforcement.

6.5.1 Notification. Each Party will promptly notify the other Party in the event that such Party becomes aware: (a) that any Third Party is infringing or may be infringing any of the Licensed Patents in the Field in the Territory (“Product Infringement”); (b) any claim or allegation than any Development, Manufacture or Commercialization of Product in the Field in the Territory infringes any Patent owned by a Third Party.

6.5.2 Enforcement Rights. Haisco will have the first tight, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, at Haisco’s cost and expense. If Haisco does not, within sixty (60) days after its receipt or delivery of notice under Section 6.5.1, commence a suit to enforce the applicable Licensed Patents, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then: (i) Starton will have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory at its own cost and expense; and (ii) if Station exercises its right under the foregoing clause (i), Haisco will (A) take all reasonable and appropriate actions in order to permit Starton to commence a suit or take the actions with respect to the Product Infringement, and (B) Haisco will have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

6.5.3 Collaboration. Each Party will cooperate with and provide to the Party enforcing any such rights under this Section 6.5 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. The non-enforcing Party further agrees to join, at the enforcing Party expense, any such action brought under this Section 6.5 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 6.5 will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts. Haisco may exercise any of its rights pursuant to this Section 6.5 through an Affiliate or Sublicensee.

6.5.4 Expenses and Recoveries. The Party bringing or defending a claim, suit or action under Section 6.5 will be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. [***].

6.5.5 Enforcement of Haisco Patents. As between the Parties, Haisco will have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly infringing any Patents Controlled by Haisco and to defend against any declaratory judgment action against any such Patents.

6.6 Action by Third Party. In the event that any Third Party initiates a declaratory judgment action alleging the noninfringement, invalidity or unenforceability of the Licensed Patents, or if any Third Party brings an infringement action against Haisco or its Affiliates or Sub licensees because of the exercise of the rights granted to Haisco under this Agreement with respect to the Licensed Patents, and Starton or Haisco has not commenced any action to enforce Licensed Patents against such Third Party under the terms of this Section 6.5 above, Haisco will give prompt notice to Starton of any such action. Within seventy-five (75) days from the date of its notice to Starton of any action covered under this Section 6.6 Haisco will notify Starton whether Haisco will defend against such action under its own control and at its own expense. Prior to its election of whether or not to defend the declaratory judgment action during this seventy-five (75) day period, Haisco may, considering in good faith the views of Starton, take any necessary actions, including the filing of pleadings required by the Federal Rules of Civil Procedure or any local rules of court. Any such actions and filings during this seventy-five (75) day pendency prior to election will not be deemed as an election by Haisco to defend the declaratory judgment action. If Haisco elects not to defend such action, Starton will have the right, but not the obligation to defend against such action under its own control and at its own expense. Any owner of the applicable Licensed Patents will join the action as a party if required by law, at the expense of the Party bringing the action. Neither Party will enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 6.6 without the other Party’s prior written consent, which consent will not be unreasonably withheld or delayed, unless the settlement includes any express or implied admission of liability or wrongdoing on Starton’s or Haisco’s part, in which case the right to grant or deny consent is absolute and at its sole discretion. Notwithstanding the above, if Haisco or Starton has commenced any action to enforce Licensed Patents against such Third Party under the terms of Section 6.5 above, then the terms of Section 6.5 will supersede the terms of this Section 6.6.

6.7 Product Trademarks. Haisco shall have the right to brand Product in the Territory using trademarks, logos, and trade names it determines appropriate for such Product, which may vary by country or region or within a country or region (the “Product Marks”) provided that, such Product Marks shall not be the same as or similar to any Starton trademarks, logos or trade names. Haisco shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory as it determines reasonably necessary.

ARTICLE VII. REPRESENTATIONS AND WARRanTIES; COVENANTS

7.1 The Parties’ Re presentations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

7.1.1 Such Party: (a) is a corporation or other entity duly organized and subsisting under the applicable Laws of its jurisdiction of incorporation or organization; and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

7.1.2 Such Party has the power, authority and legal right, and is free to, enter into and perform its obligations under this Agreement and, in so doing, will not violate or conflict with: (a) any other agreement to which such Party is a party as of the Effective Date; or (b) any instrument or binding understanding, oral or written, to which such Party is a party or by which it is otherwise bound.

7.1.3 This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms.

7.1.4 Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

7.1.5 The execution an d delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way; and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.

7.1.6 All documents, information and know how furnished or transferred by such Party to the other Party under this Agreement are, to its Knowledge, free of errors in any material respect.

7.1.7 Such Party is neither a party to nor bound by any corporate integrity agreement or similar compliance agreement to which any Governmental Authority or Third Party payor is a counterparty.

7.2 Starton’s Representations and Warranties. Starton hereby represents and warrants to Haisco that, as of the Effective Date:

7.2.1 the Licensed Patents listed in Exhibit A constitute all of the Licensed Patents Controlled by Starton as of the Effective Date that Cover Product in the Field in the Territory;

7.2.2 Starton is the owner of the entire right, title and interest in and to the Station Technology;

7.2.3 Starton has not granted to any Third Party any licenses or other rights under the Starton Technology that are in conflict with the terms and conditions of this Agreement;

7.2.4 to its Knowledge, the Licensed Patents existing as of the Effective Date are valid and enforceable patents; and

7.2.5 no Third Party has challenged Starton in writing or, to its Knowledge, threatened to challenge Starton, regarding the extent, validity or enforceability of any Licensed Patent.

7.3 Covenants of Haisco.

7.3.1 During the Term, Haisco will not undertake itself, or through an Affiliate, a Representative or Third Party, to Develop, Manufacture or Commercialize any olanzapine transdermal patch product (other than the Product) in the Field in the Territory.

7.3.2 During the Term, Haisco will not undertake itself, or through an Affiliate, a Representative or Third Party, to Develop or Commercialize Product for sale or use outside the Territory, or to Manufacture Product outside the United States or outside the Territory, or to Manufacture Product for use or sale outside the Territory.

7.3.3 Notwithstanding anything to the contrary in this Agreement, Haisco agrees that:

(a) it shall not, and shall cause its Affiliates not to , in the performance of this Agreement, perform any actions that are prohibited by applicable Law relating to anti-corruption (including the provisions of the FCPA, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties, and either Party’s Affiliates;

(b) it shall not, and shall cause its Affiliates not to, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws; and

(c) at Starton’ s reasonable request from time to time, it will, and will cause its Affiliates to, verify in writing that to the best of such Person’s knowledge, there have been no violations of Anti-Corruption Laws by Haisco or its Affiliates in the performance of this Agreement, and shall provide details of any exception to the foregoing; and ii shall, and shall cause its Affiliates to , maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 7.3.2.

ARTICLE VIII. CONFIDENTIALITY

8.1 Non-Disclosure of Confidential Information.

8.1.1 Obligations. Subject to Section 8.1.2(f), during the Term and for a period of five (5) years thereafter, each Recipient agrees:

(a) not to use Discloser’s Confidential Information for any purpose other than for purposes of exercising its rights and performing its obligations under this Agreement;

(b) use reasonable efforts (at least the level of efforts that Recipient uses for its own information of like importance) to safeguard Discloser’s Confidential Information from unauthorized use and disclosure; and

(c) not disclose Discloser’s Confidential Information to any Person other than: (i) to its and its Affiliates’ Representatives who need to know such information for the in order to effect the purposes of this Agreement; and (ii) in the case of Haisco as Recipient, to actual and potential Sublicensees as necessary in connection with negotiation and performance of any sublicense arrangement; in each case provided that such Persons are bound by similar obligations with respect to such Confidential Information as set forth in this Section 8.1.1. Recipient will be responsible and liable for acts or omissions of any Person to which it discloses Confidential Information that would be a breach of this Section 8.1.1 by Recipient.

8.1.2 Exceptions. The obligations set forth in Section 8.1.1 will not apply to the extent that such Confidential Information:

(a) is or becomes publicly available without breach of this Agreement by Recipient or any Person that received Confidential Information through Recipient;

(b) was rightfully in Recipient’s possession prior to receipt from Disclosure, and was not acquired directly or indirectly from Discloser, as documented by Recipient’s written records;

(c) is obtained from a Third Party with no obligation of confidentiality to Discloser, and provided that such Third Party has a right to disclose such Confidential Information to Recipient;

(d) is independently developed by Recipient or its Affiliates or their respective Representatives without use of or reference to the Confidential Information, as evidenced by Recipient’s written records; or

(e) is required to be revealed in response to a court decision or administrative order, or to otherwise comply with applicable Law, applicable rules of any recognized stock exchange or quotation system or applicable rules or requirements of the U.S. Securities and Exchange Commission or other Governmental Authority; provided, that, in each case: (i) to the extent it is legally permissible, Recipient will inform Discloser of any such requirement by written notice, such notice being provided within five (5) days of receiving such request and cooperate with Discloser using its Commercially Reasonable Efforts either to seek protective measures for such Confidential Information, seek confidential treatment of such Confidential Information, and otherwise limit disclosure; and (ii) Recipient will disclose only such portion of the Confidential Information which is required in the advice of its legal counsel to be disclosed.

(f) Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Recipient unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of Recipient.

8.2 Disclosures Required by Law.

8.2.1 Each Party agrees that it will cooperate fully and in a timely manner with the other Party with respect lo all disclosures required by the U.S. Securities and Exchange Commission and any other Governmental Authority, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Either Party may issue any public announcement or other disclosure that it is advised by legal counsel is required under applicable Laws or the applicable rules of any recognized stock exchange or quotation system, provided that the Parties will coordinate with each other with respect lo the timing, form and content of such required disclosure to the extent practicable under the circumstances, and the Party seeking such disclosure will use commercially reasonable efforts to provide the other Party with reasonable advance notice thereof (including a copy of the proposed disclosure) and, in any event, at least ten (10) days’ advance notice. If a Party request for revision to the content of any such disclosure, it will do so in a prompt manner to ensure the Party required to disclose such information is able to comply with its legal obligations. Without limiting the foregoing, each Party will consult in good faith with the other Party on the provisions of this Agreement (for the avoidance of doubt, including the schedules and exhibits hereto) to be redacted in any filings made by either Party with the U.S. Securities and Exchange Commission or as otherwise required by applicable Law.

8.2.2 Once a public disclosure that is required pursuant to applicable Law, pursuant to applicable rules of any recognized stock exchange or quotation system or by the U.S. Securities and Exchange Commission or other Governmental Authority, or is otherwise made as permitted pursuant to this Section 8.2, the content of such public disclosure (or any portion thereof) may be repeated in one or more subsequent disclosures without any obligation of Discloser to give any notices or obtain any consents for such disclosure that would otherwise be required under this Section 8.2.

ARTICLE IX. INDEMNIFICATION

9.1 Starton Indemnity. Starton will defend and hold harmless Haisco and its Affiliates, successors and permitted assignees and each of its and their respective Representatives (collectively, the “Haisco Indemnitees”) from and against any claim, suit, action, demand or other proceeding (each, a “Claim”) brought against one or more Haisco Indemnitees by a Third Party arising out of or resulting from: (a) the negligence, recklessness, or intentional wrongful acts or omissions of Starton or its Affiliates or their respective Representatives, in connection with the performance by or on behalf of Starton of Starton’s obligations or exercise of Starton’s rights under this Agreement; (b) any breach by Starton or its Affiliates or their respective Representatives of any representation, warranty, covenant or obligation of Starton set forth in this Agreement; and (c) Starton’s Development, Manufacturing and Commercialization of the Product outside the Territory. In addition, Starton will indemnify the Haisco Indemnitees for and pay all judgments, settlement amounts, liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”) finally awarded or agreed to as part of a settlement of any of the foregoing Claims. Notwithstanding the foregoing, Starton will have no responsibility under this Section 9.1 to the extent such Claims and Damages result from any Haisco Indemnitees’ gross negligence, recklessness, willful misconduct or breach of this Agreement

9.2 Haisco Indemnity. Haisco will defend and hold harmless Starton and its Affiliates, successors and permitted assignees and each of its and their respective Representatives (collectively, the “Starton Indemnitees”‘) from and against any Claim brought against one or more Starton Indemnitees by a Third Party arising out of or resulting from: (a) the negligence, recklessness, or intentional wrongful acts or omissions of Haisco or its Affiliates or their respective Representatives, in connection with the performance by or on behalf of Haisco of Haisco’s obligations or exercise of Haisco’s rights under this Agreement; (b) any breach by Haisco or its Affiliates or their respective Representatives of any representation, warranty, covenant or obligation of Haisco set forth in this Agreement; and (c) Haisco’s Development and Commercialization of the Product in or for the Territory and Haisco’s Manufacture of the Product in the Territory or through its own established CMO relationship for the Territory. In addition, Haisco will indemnify the Starton Indemnitees for and pay all Damages finally awarded or agreed to as part of a settlement of any of the foregoing Claims. Notwithstanding the foregoing, Haisco will have no responsibility under this Section 9.2 to the extent such Claims and Damages result from any Starton Indemnitees’ gross negligence, recklessness, willful misconduct or breach of this Agreement.

9.3 Indemnification Procedure.

9.3.1 Notice; Election of Control by Indemnitor. Each Party (in such capacity, “Indemnitee”) will notify the responsible Party pursuant to Section 9.1 or 9.2 (in such capacity “Indemnitor”) in the event Indemnitee becomes aware of a Claim for which Indemnitee seeks defense or indemnification pursuant to pursuant to Section 9.1 or 9.2; provided, that any delay or failure to promptly provide any such notice will not relieve Indemnitor of its obligations except to the extent that Indemnitor is actually prejudiced in its ability to defend the Claim by such delay or failure. Indemnitor and Indemnitee will promptly meet to discuss how to respond to any Claims. At its option, Indemnitor may assume the defense of any Claim for which is responsible under Section 9.1 or 9.2 with competent counsel free of any material and unwaivable conflict of interest with Indemnitee by giving written notice (a “Defense Election Notice”) to Indemnitee within thirty (30) days after its receipt of Indemnitee’s notice set forth above (the “Election Time Period”), in which case Indemnitor will be solely obligated to satisfy and discharge the claim in full. If Indemnitor does not deliver a Defense Election Notice to Indemnitee during the applicable Election Time Period, Indemnitee will have the right to assume responsibility for and control such defense and, without limiting Indemnitor’s obligations under Section 9.1 or 9.2, Indemnitor will reimburse Indemnitee for all costs and expenses and other Damages, including reasonable attorneys’ fees, incurred by Indemnitee in undertaking such defense.

9.3.2 Appointment of Counsel; Responsibility for Expenses. Upon assuming the defense of a Claim in accordance with this Section 9.3, Indemnitor will appoint competent counsel free of any material, unwaivable conflict of interest with Indemnitee in the defense of the Claim. Should Indemnitor assume and continue the defense of a Claim, except as otherwise set forth in this Section 9.3, Indemnitor will not be liable to Indemnitee for any legal expenses subsequently incurred by such Indemnitee after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Claim. Without limiting this Section 9.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose: provided, however, that such engagement will be at Indemnitee’s own cost and expense unless: (a) the engagement thereof has been specifically requested by Indemnitor in writing; (b) Indemnitor has failed to assume and actively further the defense and engage counsel in accordance with this Section 9.3 (in which case Indemnitee will control the defense); or (c) Indemnitor’s counsel has a conflict of interest with Indemnitee. If any of the foregoing (a) though (c) apply, Indemnitor will reimburse Indemnitee’s costs and expenses in defending or settling the Claim.

9.3.3 Consent Judgments and Settlements.

(a) Indemnitor will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as Indemnitor, in its reasonable discretion, will deem appropriate provided that such settlement and judgement: (a) includes a complete and unconditional release of Indemnitee and all applicable indemnified parties from all liability; (b) does not contain any admission of fault by, or impose any liability or obligation on, Indemnitee or any of the applicable indemnified parties; and (b) Indemnitor is solely responsible for, and will timely pay, any amounts payable pursuant to such judgement or settlement. With respect to all other entries of judgment, entries into settlements or other dispositions of Claims or Damages in for which Indemnitor has assumed the defense in accordance with this Section 9.3, Indemnitor will only have authority to consent to the entry of such judgment. entry into such settlement or such other disposition of Damages if it has obtained Indemnitee’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) If Indemnitor that has assumed the defense of the Claim in accordance with this Section 9.3 (and continues to maintain control of such defense pursuant to this Section 9.3), Indemnitor will not be liable for any settlement or other disposition of any Damages by Indemnitee or any other indemnified party that is reached without the prior written consent of Indemnitor. If Indemnitor chooses to defend or prosecute any Claim, Indemnitee will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Claim. Such cooperation will include access during normal business hours afforded to Indemnitor to, and reasonable retention by Indemnitee of, records and information that are reasonably relevant to such Claim, and making Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Indemnitor will reimburse Indemnitee for all its reasonable out of pocket expenses incurred in connection with such cooperation.

9.3.4 Insurance. Each Party will maintain, at its cost, a program of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, its Development, use, Manufacture and Commercialization of Product and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for the activities to be conducted by it under this Agreement. All insurance required by this Section 9.3.4 will be maintained during the Term and each Party will, from time to time, provide copies of certificates of such insurance to the other Party upon request. Further, each Party will list the other Party as an additional insured on all insurance policies. All insurance required by this Section 9.3.4 will be maintained for at least three (3) years following expiration or termination of this Agreement.

9.4 Limitation of Liability; Exclusion of Damages; Disclaimer.

9.4.1 EXCEPT WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION THAT ARE REQUIRED TO BE INDEMNIFIED UNDER SECTION 9.1 OR SECTION 9.2, AND EXCEPT IN THE CASE OF A BREACH OF ARTICLE VIII, AND WITHOUT LIMITING THE LIABILITY OF A PARTY FOR FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON PERFORMANCE HEREUNDER.

9.4.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR AP ARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

9.4.3 FOR THE A VOID AN CE OF DOUBT, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY REMEDY EITHER PARTY MAY HAVE AGAINST THE OTHER PARTY FOR CLAIMS BASED ON FRAUD THAT SUCH OTHER PARTY COMMITTED.

ARTICLE X. TERM; TERMINATION

10.1 Term. This Agreement will become effective as of the Effective Date and will remain in effect until [***] after First Commercial Sale of Product in the Territory (the “Initial Term”), and will automatically renew for successive [***] periods (each, a “Renewal Term”, together with the Initial Term, the “Term”), unless: (a) either Party provides written notice of non-renewal at least [***] prior to the expiration of the then-applicable Term or (b) this Agreement is subject to early termination pursuant to Section 10.2.

10.2 Early Termination.

10.2.1 By Either Party for Material Breach. Without prejudice and in addition to any other contractual remedy the non-breaching Party may have with respect to this Agreement, either Party may, upon a material breach of this Agreement by the other Party, terminate this Agreement by providing [***] prior written notice to the breaching Party, specifying in such notice the breaching Party’s material breach and demanding its cure, with such termination being effective upon the end of such [***] day cure period if not cured.

10.2.2 By Either Party for Force Majeure. This Agreement may be terminated by either Party in the event of a Force Majeure (as hereinafter defined) pursuant to Section 10.4.

10.2.3 By Either Party for Insolvency. Either Party may terminate this Agreement effective immediately upon delivery of written notice to the other Party if the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law that is not dismissed within [***], makes an assignment for the benefit of its creditors or has a receiver or trustee appointed for or substantially all of its property.

10.2.4 By Haisco for Convenience. This Agreement may be terminated by Haisco at any time during the Term upon [***] prior written notice to Starton.

10.2.5 By Haisco for Failure of Proof of Concept Study. This Agreement may be terminated by Haisco on [***] prior written notice to Starton in the event Starton fails to achieve success in the Proof of Concept Study as set forth in Section 5.1.2, provided that such notice of termination is given no later than [***] after Haisco is notified of such failure by Starton.

10.2.6 By Haisco for Assignment. This Agreement may be terminated by Haisco with immediate effect upon written notice to Starton (or the assignee or successor, as applicable) as set forth in Section 12.1.

10.3 Effects of Termination.

10.3.1 Generally. Except as set forth in Section 10.5, all rights and licenses under this Agreement will immediately terminate upon termination of this Agreement except: (a) the Parties will each use commercially reasonable efforts to wind down their activities relating to any active pre-clinical trials or Clinical Trials as of the effective date of termination in accordance with Law; (b) each Party in its capacity as a Recipient will return to Discloser or destroy (at Discloser’s option) all of Discloser’s Confidential Information; and (c) the effects of termination set forth in this Section 10.3 will apply.

10.3.2 Additional Provisions Upon Termination.

(a) Upon termination by Starton for Haisco’s material breach under Section 10.2.1 or Haisco’s insolvency under Section 10.2.3, Haisco shall immediately stop all Development, Manufacture and Commercialization of the Product in and for the Territory, all Starton Information, Product and associated materials, and information will be returned to Starton or destroyed, at the direction of Starton, and Haisco agrees to grant Starton a non-exclusive, nontransferable, fully-paid and royalty free license to use and refer to any Regulatory Filings (and Haisco Information therein), as necessary for Starton to continue to Develop, Manufacture and Commercialize Product in the Field in the Territory. For the avoidance of doubt, the foregoing will not include any rights under any Patents solely owned or controlled by Haisco to the extent permitted by the applicable Laws.

(b) Upon Termination by Starton for any reason other than Haisco’s material breach under Section 10.2.1 or Haisco’s insolvency under Section 10.2.3, or by Haisco for any reason, Haisco shall immediately stop all Development, Manufacture and Commercialization of the Product in and for the Territory, all Starton Information, Product and associated materials, and information will be returned to Starton or destroyed, at the direction of Starton, and Haisco will consider Starton’s request to grant the license set forth in Section 10.3.2(a) in good faith, however, approval of any such license will be subject to a royalty payment by Starton to Haisco as agreed to by the Parties at such time.

10.3.3 Refund of Payment. Notwithstanding anything to the contrary in this Agreement the Parties expressly agree that upon termination of this Agreement due to the material breach under Section 10.2.1 by Starton of any of: (i) Starton’s obligation to provide the information and documentation (or any updates thereof) in accordance with Section 4.1.2(a), (ii) Starton’s obligation to provide the information and documentation for a technology transfer and support such technology transfer in accordance with Section 4.2.2(c), (iii) Starton’s obligation to provide the Development Supply in accordance with Section 4.2.1(a) and 4.2.1(b), (iv) Starton’s obligation to provide the Commercial Supply during the interim period in accordance with Section 4.2.2(a), and (v) any other provision in this Agreement only if the breach of such other provision results from Starton’s willful misconduct or fraud, Haisco shall be entitled to receive, as Haisco’s sole and exclusive remedy (except for claims based on fraud in each of (i) through (v), such remedy shall not be sole or exclusive) from Starton and its Affiliates for any and all liabilities or claims arising from such termination or otherwise under th.is Agreement, the refund of any and all payments that have been made by Haisco to Starton under this Agreement as of the date of termination in respect of the Upfront Fee, Regulatory Milestones and License Royalties.

10.4 Force Majeure.

10.4.1 No failure or delay by either Party in the performance of any obligation hereunder will be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same will arise from any cause or causes beyond the control of that Party, such as earthquake, storm, flood, fire, other acts of nature, pandemic, epidemic, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a Government Authority or public agency of any country, region or of any local government, by any other cause unavoidable or beyond the control of any Party hereto, including without limitation, daily change in the regulations or policies of NMPA or the US-China trade relationship, strike or other labor dispute or work stoppage (collectively “Force Majeure”); provided, however, that the failing or delaying Party will: (a) without undue delay, notify the other Party in writing of the applicable failure or delay; and (b) continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

10.4.2 Should an event of Force Majeure continue for more than ninety (90) days, the Parties will promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in view of the effect of the event of Force Majeure. If no agreement can be reached within sixty (60) days after expiration of such ninety (90) day period, either Party may terminate this Agreement effective immediately upon written notice to the other Party.

10.5 Survival. For the avoidance of doubt, it is understood that the following Sections of this Agreement will survive expiration or termination of this Agreement for any reason: [ARTICLE I, ARTICLE V (solely with respect to any accrued payments), Section 6.1, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, and ARTICLE XII].

10.6 Other Remedies. Termination or expiration of this Agreement for any reason will not release any Party from any liability or obligation that has accrued prior to such termination or expiration, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination or expiration. Except for termination of this Agreement by Haisco pursuant to Section 10.2.5, termination or expiration of this Agreement for any other reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder with respect to the period prior to such termination or expiration or that may arise out of or in connection with such termination or expiration.

ARTICLE XI. DISPUTE RESOLUTION

11.1 Resolution by Executives. The Parties will attempt to resolve any and all disputes, claims or controversies (a “Dispute”) arising out of or relating to this Agreement promptly by negotiation between executives of the respective Parties, in each case who have authority to settle the Dispute. If such Dispute is not resolved within thirty (30) days of such Dispute being referred to such executives, then, upon written request of either Party to the other Party, such Dispute will be resolved in accordance with Section 11.2.

11.2 Arbitration.

11.2.1 In the event of a Dispute that cannot be resolved between the Parties or the executive officers as set forth in Section 11.1, either Party shall be free to institute binding arbitration with respect to such dispute in accordance with this Section 11.2 upon written notice to the other Party (an “Arbitration Notice”) and seek any and all remedies available under applicable Laws in such binding arbitration proceeding. Subject to the provisions of Section 11.2.8, any Dispute to be resolved under this Section 11.2 shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SJAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause, except to the extent such rules are inconsistent with this Section 11.2, in which case this Section 11.2 shall control. The proceedings and decisions of the arbitrators shall be confidential, final and binding on the Parties, and judgment upon the award of such arbitrators may be entered in any court having jurisdiction thereof.

11.2.2 Upon receipt of an Arbitration Notice by a Party, the applicable dispute shall be resolved by final and binding arbitration before a tribunal of three (3) arbitrators (the “Arbitrators”), with each Arbitrator having not less than fifteen (15) years of experience in the pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any Arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular Dispute. Each Party shall promptly select one (1) Arbitrator each, which selections shall in no event be made later than thirty (30) days after receipt of the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrators chosen by the Parties, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. No Party may select an Arbitrator that has (a) a direct or indirect pre-existing relationship or affiliation with such Party or its Affiliates or Sublicensees (with respect to Haisco) or (b) a direct or indirect financial interest in the outcome of such Dispute.

11.2.3 The Arbitrators’ decision and award shall be made within one hundred and eighty (180) days of the filing of the arbitration demand, and the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the Arbitrators. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement. The Arbitrators shall, within fifteen (15) days after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The decision of the Arbitrators shall be final, conclusive and binding on the Parties and enforceable by any court of competent jurisdiction.

11.2.4 Each Party shall bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrators (which fees shall be calculated at an hourly rate) and other related costs of the arbitration shall be shared equally by the Parties, unless the Arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

11.2.5 The Arbitrators shall be required to render the decision in writing and to comply with, and the award shall be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. No Arbitrator shall have the power to award punitive, consequential, special or indirect damages not permitted under Section 9.4 of this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

11.2.6 Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

11.2.7 All arbitration proceedings and decisions of the Arbitrators under this Section 11.2 shall be deemed Confidential Information of both Parties under ARTICLE VIII. The arbitration proceedings shall take place in Singapore. The language of the arbitration proceeding shall be in English.

11.2.8 Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or trademark rights shall be submitted to a court of competent jurisdiction in the country in which such Patent Rights or trademark rights were granted or arose. Nothing in this Section 11.2 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

ARTICLE XII. GENERAL PROVISIONS

12.1 Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party (including by transfer of sale of all or any portion of such Party’s assets, equity or business) without the prior written consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) an Affiliate of such assigning Party, or (b) a Third Party in connection with a sale or transfer of all or substantially all of such assigning Party’s business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction ( collectively, “Change of Control”). Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement. Any purported assignment in violation of the preceding sentences in this Section will be void. Notwithstanding the foregoing, in the event that this Agreement is assigned due to a Change of Control of Starton in accordance with clause (b) in this Section 12.1, Starton shall promptly, but in no case later than three (3) days after the completion of the Change of Control, provide written notice to Haisco, with necessary information concerning the assignee or successor and any transitional arrangements of the performance of this Agreement (the “Change of Control Notice”). Within six (6) months after Haisco’s receipt of the Change of Control Notice, if the assignee or successor is not continuing with a timely performance of this Agreement as determined by Haisco in good faith, Starton, its assignee or successor and Haisco will attempt to resolve such issues arising out of or relating to the Change of Control promptly by negotiation; if such issues are not resolved within sixty (60) days after being referred to negotiation (the “Change of Control Negotiation Period”), Haisco may terminate this Agreement in accordance with Section 10.2.6 and will be entitled to, as Haisco’s sole and exclusive remedy from Starton and its Affiliates for any and all liabilities or claims arising from such termination or otherwise under this Agreement, a refund of any and all payments that have been made by Haisco under this Agreement as of the date of termination in respect of the Upfront Fee, Regulatory Milestones and License Royalties; provided that the notice of termination by Haisco is given no later than thirty (30) days after the expiration of the applicable Change of Control Negotiation Period. For the avoidance of doubt, no resolution of issues arising out of or relating to a Change of Control will be deemed to constitute a resolution of any subsequent issues arising out of or relating to any Change of Control.

12.2 Headings; Rules of Construction. Headings are inserted for convenience and will not affect the meaning or interpretation of this Agreement. Each Party agrees that this Agreement will be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Except as otherwise explicitly specified to the contrary in this Agreement: (a) the words “hereof,” “herein” “hereby,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof; (b) references to a section, exhibit or schedule means a section of, or exhibit or schedule to, this Agreement; (c) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender: (d) the words “include” “includes” and “including” will be deemed to be followed by the words “without limitation” (e) references to a rule, statute or regulation (including CPR rules and procedures) include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time; (f) references to a particular governmental authority include any successor agency or body to such governmental authority: (g) references to “USD”, “dollars” or “$” means United States dollars; and (h) unless the context clearly requires otherwise, when used herein “or” will not be exclusive (i.e., “or” will mean “and/or”).

12.3 No Implied Waiver. No waiver of any default hereunder by either Party or any failure to enforce, or delay in enforcing, any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

12.4 Notices. Any notice or other communication given by one Party to the other Party under this Agreement must be in writing and will be sufficient if: (a) delivered personally; or (b) sent by registered or certified mail , return receipt requested, reputable overnight business courier, email or fax, in each case properly addressed to the receiving Party as set forth below. The effective date of any notice or other communication given hereunder will be the actual date of receipt by the receiving Party.

If to Haisco:

Haisco Pharmaceutical Group Co. Ltd. No. 136 Baili Road CNSTP Wenjiang District, Chengdu Sichuan Province 611130 People’s Republic of China [***]

with a copy (which copy will not constitute legal notice to Haisco) to:

Katten Muchin Rosemnan LLP Shanghai Office Unit 4906 Wheelock Square, 1717 W. Nanjing Rd. Shanghai, 200040 People’s Republic of China [***]

If to Starton

Starton Therapeutics 215 College Road, Suite #300 Paramus, NJ 07652 Facsimile: 800-449-5405 Email: legal@startontx.com Attention: Cidnee Vaykovich Legal and Contracts

with a copy (which copy will not constitute legal notice to Starton) to counsel:

McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 Facsimile: + I 212 54 7 5444 Email: bcousin@mwe.com Attention: Brian Cousin

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.

12.5 Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable Laws, but, if any term or provision of this Agreement is held to be invalid or unenforceable under applicable Laws, such term or provision will be invalid and ineffective only to the extent of such invalidity or unenforceability, without invalidating or making unenforceable the remainder of this Agreement. In the event of such invalidity or unenforceability, the Parties will use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of the Agreement.

12.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and will cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof (including the Confidentiality Agreement which shall be superseded in all respects by this Agreement).

12.7 Amendment; Waiver. Any amendment or modification to this Agreement will only be made in writing and will only be valid when signed by each Party. No term or provision of this Agreement, including the Parties’ respective obligations. may be waived except by a writing signed by the Party against which such waiver is sought to be enforced.

12.8 Counterparts. This Agreement may be executed in more than one counterpart (including by electronic transmission), each of which will be deemed an original, but all of such counterparts taken together will constitute one and the same agreement.

12.9 Agency. Neither Party is, nor will be deemed to be, an employee, agent, coventurer, or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

12.10 Further Actions. Each Party agrees to execute, acknowledge. and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

12.11 Compliance with Laws. Each Party will comply with all applicable Laws in performing its obligations and exercising its rights hereunder, including all applicable Laws relating to the export, re export or other transfer of any information transferred pursuant to this Agreement.

12.12 Governing Law. Subject to Section 11.2, this Agreement, and all claims or causes of action (whether in contract, tort or statute) (excluding claims and causes of action relating to the scope, validity or enforceability of Patent rights) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of Singapore, including its statutes of limitations, but without regard to conflict of law principles thereof.

12.13 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Haisco and Starton are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and of any similar provisions of applicable Laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property”, as defined under the Bankruptcy Laws. Starton agrees that Haisco, as a Haisco of rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.

12.14 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. For the avoidance of doubt, all notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers or representatives.

STARTON THERAPEUTICS, INC.

Signature: Email: plichtinger@startontx.com

By:	/s/ Pedro Lichtinger
Name:	Pedro Lichtinger
Title:	Chairman and Chief Executive Officer

[signatures continue on following pages]

HAISCO PHARMACEUTICAL GROUP CO., LTD.

By:	/s/ Junmin Wang
Name:	Junmin Wang
Title:	CEO and Chairman of Board